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                                                                   EXHIBIT 10.58

                          DESCRIPTION OF CHIRON'S 1994
                     EXECUTIVE VARIABLE COMPENSATION PROGRAM


     Decisions on compensation (base salary and variable compensation) of Chiron Corporation's ("Chiron" or the "Company") executive officers are made by the four-member Compensation Committee of the Board of Directors. The Compensation Committee has based its decisions regarding compensation in fiscal year 1994 for executive officers as a group, on (i) a qualitative evaluation of the Company's overall performance in 1994, including the strategic partnership with Ciba-Geigy, Ltd., the value realized by stockholders in the related tender offer, the enhanced prospects for realizing sustainable long-term appreciation in stockholder value through further investment in the Company's research and development and through partnership with and support of Ciba-Geigy; (ii) analysis of compensation programs and amounts paid for comparable benchmark positions in other biotechnology and pharmaceutical companies; and (iii) subjective assessment of each executive officer's individual performance and, where relevant, the performance of the officer's business unit or functional area of responsibility.

     For 1994, the Compensation Committee continued the Company's approach that base salaries for executive officers should be measured by reference to the median (50th percentile) of salaries for benchmark positions in comparator companies. Further, the Compensation Committee provided that a significant portion of total cash compensation (salary plus variable cash compensation) in the form of annual variable cash compensation potential should be "at risk", dependent on individual, business unit, and overall Company performance. Variable cash compensation for executive officers overall was targeted to yield total cash compensation at the 50% percentile, but with the opportunity up to the 75% percentile, of total cash compensation as shown by comparative data.